UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

3M Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

[The following letter was sent by 3M Company to certain institutional holders of 3M common stock beginning April 23, 2009.]

April 22, 2009

Dear Stockholder:

I write to solicit your support for the position of 3M Company and its Board of Directors in opposing two stockholder proposals to be voted on at the Company’s Annual Meeting of Stockholders scheduled to take place on May 12, 2009.

Stockholder Proposal on Special Meetings — The first proposal, submitted by Nick Rossi, requests the Company to amend its bylaws to give the holders of 10 percent of our outstanding common stock the power to call special stockholder meetings. Our Board opposes this proposal for the following reasons:

•                  Stockholders already have a meaningful right to call a special meeting.  The Company’s bylaws permit the holders of 25 percent of our outstanding stock to call a special meeting upon written request to the Board.

•                  Given the size of the Company and the number of its stockholders, convening a meeting of stockholders is a significant undertaking that requires a substantial commitment of time and financial resources.  Because of these burdens and significant costs, special stockholder meetings should be extraordinary events that occur only when a substantial percentage of the stockholders agree there are extremely pressing matters that must be addressed before the next annual meeting.

•                  The Board believes that giving stockholders owning 25 percent of the Company’s outstanding stock the ability to request special stockholder meetings strikes the appropriate balance between giving stockholders the ability to call special meetings and protecting the resources of the Company and interests of all stockholders.

•                  Finally, the proposal could be read to require that the Board also be subject to the 10 percent ownership requirement and not be able to call a special meeting unless it collectively holds 10 percent of our outstanding shares. Such a limitation on the authority of the Board would be highly undesirable and would, in any event, violate Delaware law.

Stockholder Proposal on the Vesting of Stock Options and Awards — The second proposal, submitted by Michael Ayers, requests the Compensation Committee to require that all stock options and stock awards granted to our officers include a minimum vesting period of at least five years from the grant date.  Our Board opposes this proposal for the following reasons:

•                  Executive officers are required to hold significant amounts of 3M Stock.  I am required to own 3M stock equal to five times my annual base salary and Executive and Senior Vice Presidents are required to own 3M stock equal to three times his or her annual base salary at the time of appointment.  All of our executive officers have already met or are on track to attain the required stock ownership within five years of their appointments.

•                  In addition, I am covered by an additional stock retention requirement that prevents me while employed at the Company from selling the 3M stock that I receive upon the vesting of restricted stock units granted me in my employment agreement (except as required to pay withholding taxes) without the consent of the Compensation Committee.

•                  The Compensation Committee already grants stock options and awards with vesting periods that range from three to five years.  For example, in 2008 the Committee made annual stock option grants to about 5,000 employees with three-year installment vesting periods, made retention grants of restricted stock units to several of our executives with four-year vesting periods, and made grants of restricted stock units to several newly-hired executives with vesting periods that ranged from three to five years.  This proposal would prevent the Committee from making similar variations in the terms of future stock options and awards and disadvantage the Company in attracting and retaining executive talent.

I would welcome the opportunity to discuss the Company’s position on these proposals with you and encourage you to vote “AGAINST” these proposals.

I also ask your support in voting “FOR” our director nominee Edward Liddy. Ed has been an outstanding director of our Company since joining our Board in 2000 and has been a superb chair of our audit committee. As many of you know, Ed agreed to serve as Chairman and Chief Executive Officer of American International Group (AIG) in September 2008 at the request of the U.S. Department of the Treasury in conjunction with the U.S. Government’s actions to provide much needed stability to AIG and certain other financial service firms. Ed had no prior involvement with AIG and was not responsible for any of the decisions that led to its current problems.

As always, I value your input and would appreciate the opportunity to discuss any questions or comments you may have.

Sincerely,

/s/ George W. Buckley

George W. Buckley

Chairman of the Board, President and

Chief Executive Officer

3M Company